Exhibit 10.1

EMPLOYMENT AGREEMENT

1. EMPLOYER:

MTR Gaming Group, Inc. (the “MTR” or the “Company”), having an address of State Route 2 South, Chester, W.V. 26034 and Mountaineer Park Inc. (“MPI”), having an address of State Route 2 South, P.O. Box 358, Chester, W.V. 26034, which is a wholly owned subsidiary of MTR.

2. EMPLOYEE:	Joseph L. Billhimer, Jr. (the “Executive”)

3. PERIOD OF EMPLOYMENT:

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on April 4, 2011 (the “Employment Date”) and ending on the second anniversary of the Employment Date (such period, the “Agreement Term”); provided, however, such Agreement Term shall automatically be extended on the last day thereof for successive one (1) year periods unless either party provides to the other party a written notice of non-renewal (a “Non-Renewal Notice”) at least 90 days prior to the expiration date of the then applicable Agreement Term.  The period of Executive’s employment under this Agreement shall be hereinafter referred to as the “Period of Employment.”

4. DUTIES:

Effective as of the Employment Date, Executive shall serve, pursuant to the terms of this Agreement, as MTR’s Senior Vice President for Operations and Development, and concurrently serve as MPI’s President and General Manager, and in such other positions, consistent with Executive’s role, which MTR may appoint to Executive during the Period of Employment.  Executive shall devote all of his business time, energy and skill to the business and affairs of the MTR and its affiliates and to the promotion of their interests.  Executive shall report directly to and shall be subject to the direction of Chief Executive Officer, as may be determined from time to time by MTR.

5. COMPENSATION & BENEFITS:

(a)

Salary: During the Period of Employment, the Executive shall be paid an annual base salary of $300,000, or such greater amount as may be approved from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of MTR (the “Board”) (the “Base Salary”).  The Base Salary shall be paid in accordance with the normal payroll practices of the Company.

(b)

Annual Incentive Bonus:  During the Period of Employment, Executive shall be eligible to participate in the Company’s annual incentive plan, as may be in effect from time to time, in the sole discretion of the Compensation Committee (“Incentive Plan”).  Executive’s target bonus under the Incentive Plan shall be 40% of Base Salary (or such amount as may be determined by the Compensation Committee, in its discretion); actual awards may be earned above or below the targeted amount based on performance objectives, as may be established by the Compensation Committee, in its discretion.

(c)

Long Term Incentive Program: During the Period of Employment, Executive shall be eligible to participate in the Company’s Long Term Incentive Program, as may be in effect from time to time, and subject to the terms and conditions determined by the Compensation Committee, in its sole discretion.

(d)

Benefits: During the Period of Employment, Executive shall be eligible to participate in employee benefit plans made available by the Company from time to time to the Company’s executives, generally, as the Compensation Committee may periodically approve, in its sole discretion.

(e)

Life Insurance: During the Period of Employment, the Company will maintain, at its sole cost and expense, a term life insurance policy for Executive with a face value equal to Executive’s Base Salary. Executive shall have the right to name the beneficiary of such term life insurance policy. Notwithstanding the foregoing, the Company’s obligation to pay premiums for such term life insurance policy shall be limited to the rate charged for preferred non-smokers.

(f)	Automobile Allowance: During the Period of Employment, Executive shall be entitled to $800.00 per month toward the lease or purchase, insurance and maintenance of an automobile.

(g)

Vacation: During the Period of Employment, Executive shall be entitled to four (4) weeks of paid vacation per year, subject to the terms of the Company’s vacation policy as in effect from time to time.

(h)

Other Expenses: During the Period of Employment, the Company shall (i) reimburse Executive for reasonable travel and other expenses incident to the rendering of services by Executive hereunder, in accordance with Company policies, (ii) pay for expenses associated with Executive’s gaming licensure in each state in which Executive is directed by the Company or any of its affiliates to become licensed, and (iii) provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and reasonable monthly service charges maintained by Executive, subject to documentation in accordance with the Company’s policy, as in effect from time to time. All payments and expense reimbursements under this Section 5(h) shall be subject to Executive’s submission of appropriate vouchers, bills and receipts in accordance with the Company’s policies.

(i)

Working Facilities: During the Period of Employment, the Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

(j)

Housing and Relocations Expenses: Executive will be reimbursed for reasonable and customary moving expenses, in accord with the policies of the Company. To facilitate Executive’s transition and relocation, Executive will be permitted to stay at Mountaineer’s Hotel for up to sixty (60) days. Additionally, Executive shall be provided with a housing allowance of $3,000.00 per month for a total of six (6) months from the date of the execution of this agreement.

6. TERMINATION:

Executive’s employment under this Agreement may be terminated by either party at any time and for any reason, subject to the consequences of termination as provided in this Section 6. Upon Executive’s termination of employment for any reason, the Period of Employment shall terminate and Executive shall be paid the Accrued Rights. For purposes of this Agreement, “Accrued Rights” shall include: (i) Executive’s earned but unpaid Base Salary as of the date of his termination of employment and his accrued and unused vacation pursuant to Section 5(g) hereof, which shall be paid within thirty (30) days of termination; (ii) reimbursement for reasonable business expenses and authorized travel expenses incurred but still outstanding under Section 5(h) hereof, which shall be paid within thirty (30) days of termination; (iii) any bonus under the Incentive Plan earned and approved to be paid by the Compensation Committee with respect to completed fiscal periods that precede Executive’s date of termination but have not been paid through the date of termination, which shall be paid within thirty (30) days of the Compensation Committee’s approval of such payment, but in no event later than March 15 following the calendar year to which the bonus relates, if so approved; and (iv)

all payments, rights and benefits due as of the date of termination under the terms of the Company’s or MTR’s (as applicable) employee and fringe benefit plans and programs in which Executive participated during the Period of Employment, the time and manner of payment of which shall be determined according to the terms and conditions of the applicable plans and programs.

(a)

Termination Without Cause:  Subject to Section 6(f) hereof, in the event that the Company terminates Executive’s employment hereunder without Cause during the Agreement Term (which, for the avoidance of doubt, shall not include Executive’s death or Disability (as defined below)), then, in addition to the Accrued Rights, Executive shall be entitled to receive the following severance payments and benefits (the “Severance Payments”):

(i) continued payment of the Base Salary for a period of 12 (twelve) months following the date of Executive’s termination of employment (the “Severance Period”), payable in accordance with the Company’s normal payroll practice;

(ii) a bonus amount under the Incentive Plan, based on achievement of the applicable performance criteria for the Incentive Plan year in which Executive terminates employment, as determined at the Compensation Committee’s discretion, and adjusted on a pro rata basis based on the number of days Executive was actually employed during such year; provided, however, that Executive shall only be entitled to such payment if he is employed with the Company for a period of at least six (6) months during such Incentive Plan year.  Such amount shall be paid in a lump sum within thirty (30) days of the Compensation Committee’s approval of such payment, but in no event later than March 15 following the calendar year to which the bonus relates, if so approved; and

(iii) continued medical coverage under the Company’s group health plan for the Severance Period on the same terms and conditions that applied to Executive at the time of his termination of employment (including, without limitation, employee contribution rates, if applicable, and coverage); following the Severance Period, Executive shall be permitted to elect COBRA continuation coverage in accordance with applicable law.

The Severance Payments will begin on the 60th day following Executive’s termination of employment, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A of the Internal

Revenue Code of 1986, as amended (the “Code”), such exempt payments shall be made beginning with the first payroll date following the effectiveness of the general release of claims set forth in Section 6(f) hereof.

(b)

Termination For Cause; Termination by Executive: In the event that (i) the Company terminates Executive’s employment hereunder for Cause, or (ii) the Executive terminates his employment hereunder (except for Good Reason as provided in Section 6(e) hereof), Executive shall not be entitled to receive any payments or benefits under this Agreement other than the Accrued Rights. “Cause” shall mean (i) Executive’s conviction for a felony, crimen falsi or serious misdemeanor, (ii) Executive’s embezzlement or misappropriation of funds or property of the Company or any of its affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive’s engaging in activity that the Chief Executive Officer of MTR determines in his reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by MTR or any of its subsidiaries; (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question; or (vi) Executive’s material violation of the provisions of Section 11(g) hereof.

(c)

Death or Disability: In the event of Executive’s death or Disability, the Period of Employment shall terminate and Executive shall not be entitled to receive any payments or benefits under this Agreement other than the Accrued Rights. For purposes of this Agreement, “Disability” shall mean the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days. Notwithstanding the foregoing, in the event of Executive’s death, his estate or beneficiaries, as applicable, shall be entitled to receive the proceeds of the life insurance policy referred to in Section 5(e) hereof.

(d)

Expiration of Period of Employment. Subject to Section 6(f) hereof, in the event that Executive’s employment terminates upon expiration of the Agreement Term (including any renewal thereof) by reason of the Company’s provision of a Non-Renewal Notice, then Executive shall receive the Accrued Rights and the Severance Payments set forth in Section 6(a) hereof.

(e)

Change in Control:  Notwithstanding any other provision of this Agreement to the contrary, and subject to Section 6(f) hereof, if a Change in Control shall occur during the Period of Employment, and, prior to the first anniversary of the consummation date of the Change in Control,  either (i) the Company terminates Executive’s employment without Cause or (ii) Executive terminates his employment for Good Reason, then the Executive shall receive the Accrued Rights and the Severance Payments set forth in Section 6(a) hereof, except that the Severance Period shall be eighteen (18) months.  For the avoidance of doubt, in the event of such a Change in Control, the Agreement Term shall continue in effect at least until the first anniversary of the Change in Control.

“Change in Control” shall mean the occurrence of either of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of more than 50% of the (A) then outstanding voting stock of MTR; or (B) the combined voting power of the then outstanding securities of MTR entitled to vote;

(ii)  an ownership change in which the shareholders of MTR before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial or legal interest in the voting stock of MTR after such transaction, or in which MTR is not the surviving company;

(iii) the direct or indirect sale or exchange by the beneficial owners (directly or indirectly) of MTR of all or substantially all of the assets of MTR; or

(iv) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of MTR in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of MTR as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

“Good Reason” shall mean the occurrence of either of the following events without Executive’s consent:  (i) a material diminution in Executive’s duties as contemplated herein, (ii) a material reduction in Executive’s Base Salary or (iii) the relocation by the Company of Executive’s place of employment to more than fifty (50) miles from the Company’s offices in Chester, WV and/or Wexford, PA; provided, however, that Executive shall give written notice to the Company of the applicable event within ninety (90) days of the occurrence thereof, and the Company shall have a period of thirty (30) business days after receipt of such notice to cure the event, and in the event of cure, (or the commencement of steps reasonably designed to result in prompt cure), Executive’s assertion of Good Reason shall be null and void.

(f)

Release; Cessation of Severance Payments:  Executive hereby agrees that Executive shall be entitled to the Severance Payments and other benefits provided for in Sections 6(a), 6(d) and 6(e) hereof (other than the Accrued Rights) (i) only if Executive timely executes and delivers to the Company a general release of claims specified by the Company and substantially in the form attached hereto as Exhibit A, and the general release of claims has become effective and irrevocable in accordance with its terms, and (ii) only so long as Executive does not breach any of the restrictive covenants in Section 7 hereof.

7. RESTRICTIVE COVENANTS:

(a)

Intellectual Property:  All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, MPI or their affiliates (collectively, the “Protected Parties”), shall be owned by and belong exclusively to the Protected Parties, provided that they are related in any manner to the Protected Parties’ business.  Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Protected Parties, and (ii) execute and deliver to the applicable Protected Party, without additional compensation, such instruments as the Protected Party may require from time to time to evidence its ownership of any such items.

(b)	Confidentiality: Executive agrees that during the Period of

Employment and at all times thereafter, he will not, directly or indirectly, (i) disclose to any other person or entity, either during or after his employment by the Company, or (ii) use, except during his employment by the Company in the business and for the benefit of the Protected Parties, any confidential information, proprietary information, competitive information and/or trade secrets (collectively, “Confidential Material”) relating to the business practices of the Protected Parties acquired by Executive during his employment by the Company, provided, however, that such Confidential Material shall not include any information that has become generally available to the public other than as a result of a disclosure by Executive. Nothing herein shall preclude Executive from disclosing Confidential Material to the extent such disclosure is required by law or court or administrative order, in which case Executive shall notify the Company in advance of any such disclosure (or if advance notice is not practicable, as soon as possible following such disclosure). Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof.

(c)

Non-Competition:  Executive agrees that during the Restricted Period (as defined below), Executive will not become a stockholder, member, director, officer, employee or agent of or consultant to any corporation, partnership or other entity that is engaged in a Competing Business within the Restricted Area (as each term is defined below), or otherwise engage, directly or indirectly, in a Competing Business within the Restricted Area.  “Competing Business” shall mean the business of competitive gaming (including, without limitation, casino operation and horseracing).  “Restricted Area” shall mean one hundred (100) miles from any location in which any Protected Party does business or in which Executive has knowledge that any of the Protected Parties contemplates doing business.  The foregoing shall not preclude the ownership by Executive (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

“Restricted Period” shall mean the Period of Employment and (i) if Executive’s employment terminates under the circumstances described in Section 6(a), (d), or (e) hereof, the applicable Severance Period provided for under such sections, or (ii) if Executive’s employment terminates under any other circumstances (including, without limitation, by the Company for Cause, or by

Executive without Good Reason), the ninety (90) day period immediately following the Period of Employment.

(d)

Non-Solicitation: Executive agrees that during the Period of Employment and for the one (1) year period immediately following Executive’s termination of employment from the Company for any reason, Executive shall not, directly or indirectly, without the express written consent of the applicable Protected Party, solicit any person who is or shall be in the employ or service of such Protected Party to leave such employ or service for any other employment opportunity.

(e)

Acknowledgement: Executive acknowledges and agrees that (A) the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Protected Parties, and (B) by his employment with the Company, Executive has obtained and will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, contacts, know-how, training, and experience could be used to the substantial advantage of a competitor of the Protected Parties and to the substantial detriment of the Protected Parties.

8. TAXES:

The Company and its affiliates may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this agreement and payments that may be made to Executive pursuant to this agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

9. APPLICATION OF SECTION 409A OF THE CODE:

To the extent applicable, it is intended that this Agreement comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code. In no event will the reimbursements or in-kind benefits to be provided pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code (as determined by the Company), any payment (or portion thereof) otherwise due Executive during the first six months following Executive’s termination of employment that is not exempt from Section 409A of the Code either as separation pay or as a short term deferral under applicable Treasury regulations will be held until and paid on the day following the expiration of such six-month period. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10. INDEMNIFICATION

The Company shall indemnify and hold harmless Executive to the fullest extent permitted by the Company’s by-laws and certificate of incorporation for any action or inaction of the Executive while serving as an officer or director of the Company.

11. GENERAL:

(a)

Parties In Interest: This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(b)

Arbitration; Injunctive Relief: Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in the Wexford, Pennsylvania area in a proceeding held under the rules of the American Arbitration Association. The arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages. Notwithstanding the foregoing provisions of this Section 11(b), recognizing the irreparable damage will result to the Protected Parties in the event of the breach or threatened breach of any of the covenants in Section 7 hereof, and that the Protected Parties’ remedies at law for any such breach or threatened breach will be inadequate, the Protected Parties, in addition to such other remedies which may be available to it (including, without, limitation immediate cessation of the Severance Payments), shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive from the continuation of such breach.

(c)

Entire Agreement (Merger & Integration):  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company or MTR and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(d)	Governing Law: Pennsylvania without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(e)

Severability:  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(f)

Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

(g)

Code of Ethics:  Executive acknowledges receipt of and agrees to comply with (i) MTR Gaming Group, Inc.’s Code of Ethics and Business Conduct, as well as the Conflicts of Interest Policies, copies of which are attached hereto as Exhibit B and incorporated by reference.  Additionally, Executive acknowledges that MTR’s securities are publicly traded and agrees that due to his position he may be in possession of material non-public information.  Accordingly, Executive warrants that he will neither (i) trade in MTR’s securities nor (ii) “tip” another person or entity, in each case, while Executive is in possession of material non-public information about MTR or its affiliates.

(h)

Notice:  Any notice required or permitted to be given pursuant to this Agreement shall be sufficient only if in writing and sent by certified or registered mail, return receipt requested, (i) if the notice is to the Company, to the Chief Executive Officer of MTR at MTR’s Corporate office, with copies to the General Counsel and (ii) if the notice is to Executive, at his address on record with the Company.  Notice shall also be sufficient if delivered by hand to the persons specified in the preceding sentence, as applicable.

(i)	Board Approval: This Agreement shall neither be valid nor binding until such time that it is approved of and/or ratified by the Board.

(j)

Survival:  For the avoidance of doubt, neither the termination of the Agreement Term nor the termination of the Period of Employment shall relieve the parties of those obligations that are intended to survive any such termination.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 30th day of March, 2011.

ACCEPTED AND ACKNOWLEDGED BY

MOUNTAINEER PARK, INC. AND MTR GAMING GROUP, INC.

/S/ JEFFREY J. DAHL
Name:	Jeffrey J. Dahl
President and Chief Executive Officer of MTR Gaming Group, Inc.

Accepted by:	/S/ JOSEPH L. BILLHIMER
Joseph L. Billhimer
Executive

Exhibit A

GENERAL RELEASE OF CLAIMS

This general release of claims (this “General Release”) is entered into by and between Joseph L. Billhimer (“Executive”) and MTR Gaming Group, Inc.(the “Company”), as of the date hereof, pursuant to the terms of the Employment Agreement dated as of March 30, 2011 by and between Executive and the Company (the “Employment Agreement”).

1.             Release.  In exchange for and in consideration of the severance payments, benefits and other payments and rights of Executive described in the Employment Agreement (the “Severance Payments and Benefits”) and for other good and valuable consideration, Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which Executive may have against them up to the Effective Date (as defined below) of this General Release (the “Released Claims”), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with the Company or the termination thereof, (ii) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; and (v) all such other claims that Executive could asset against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.  This release shall be construed as broadly as possible and, without limiting the foregoing, the Released Claims shall include any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees.  In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to (a) the Severance Payments and Benefits which Executive is entitled to receive pursuant to the provisions of the Employment

Billhimer Release- Reviewed 30 March, 2011 Initials

Agreement; (b) any rights or benefits which Executive is entitled to under the Company’s option, restricted stock or other equity incentive plans; (c) any vested benefits which Executive is entitled to under the Company’s pension, savings, retirement, 401K or other plans; or (d) any rights that Executive has or may have to be indemnified by the Company pursuant to any contract, statute, or common law principle including, without limitation, the Company’s Certificate of Incorporation, By-laws and directors and officers liability insurance policies.

2.  Released Parties.  The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i) an (ii); and (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

3.  OWBPA and ADEA Release.  Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this General Release and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against Executive on account of his age.  Executive also acknowledges the following:

(a) The Company, by this General Release, has advised Executive to consult with an attorney prior to executing this General Release;

(b) Executive has had the opportunity to consult with his own attorney concerning this General Release;

(c) This General Release does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this General Release, provided, however, that any claims arising after the Effective Date of this General Release from the then-present effect of acts or conduct occurring before the Effective Date of this General Release shall be deemed released under this General Release; and

(d) The Company has provided Executive the opportunity to review and consider this General Release for 21 days or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA), 45 days from the date Executive receives this General Release (the “Review Period”).  At Executive’s option and sole discretion, Executive may waive the Review Period and execute this General Release before the expiration of 21 or 45 days, as applicable.  In electing to waive the Review Period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

4.  ADEA Revocation Period. Executive may revoke this General Release within a period of seven days after execution of this General Release. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Secretary of the Company by the end of the seventh calendar day. Under any such valid revocation, Executive shall not be entitled to any Severance Payment and Benefits under the Employment Agreement. This General Release becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).

5.  Representations by Executive.  Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency.  Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could reasonably assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

6.  No Right to File Claims.  Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party.  Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings.

7.  No Admission of Liability.  Executive agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.  Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this General Release.

8.  Governing Law.  This General Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.  If any provision of the General Release other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.

9.  Prior Agreements.  This General Release sets forth the entire agreement between Executive and the Released Parties with respect to the matters set forth herein, and supersedes any and all prior agreements or understandings, whether written or oral, between the parties with respect to the matters set forth herein, except as otherwise specified in this General Release.  This General Release shall not affect the continuing obligations of Executive under the Employment Agreement.  Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release.

10.  Amendment.  This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

11.  Counterparts; Execution Signatures.  This General Release may be executed in any number of counterparts by the parties hereto and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.  EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, Executive has executed this General Release as of the        day of                  20    .

EXECUTIVE

Name: Joseph L. Billhimer

ACCEPTED AND ACKNOWLEDGED BY

MOUNTAINEER PARK, INC. AND MTR GAMING GROUP, INC.

By:
Name:	Jeffrey J. Dahl
Title:	President and Chief Executive Officer of MTR Gaming Group, Inc.